Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 New Employee Equity Incentive Plan of ContextLogic Inc. of our reports dated March 14, 2022, with respect to the consolidated financial statements of ContextLogic Inc. and the effectiveness of internal control over financial reporting of ContextLogic Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 2, 2022